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                                                                     EXHIBIT 5.1

                             BASS, BERRY & SIMS PLC
                                ATTORNEYS AT LAW
                    ----------------------------------------
                    A PROFESSIONAL LIMITED LIABILITY COMPANY

                                 AmSouth Center
                        315 Deaderick Street, Suite 2700
                         Nashville, Tennessee 37238-3001
                                 (615) 742-6200

                                  May 25, 2006

Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727

      RE: Registration Statement on Form S-8 relating to the Luminex Corporation 2006 Equity Incentive Plan and the Luminex Corporation 2006 Management Stock Purchase Plan attached hereto as Exhibit A and B, respectively.

Ladies and Gentlemen:

      We have acted as counsel to Luminex Corporation, a Delaware corporation ("Luminex"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to certain shares of common stock, par value $0.001 per share (the "Common Stock"), of Luminex to be issued pursuant to the above referenced plans (the "Plans").

      In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.

      Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the shares of Common Stock issuable in connection with the Plans have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

      Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

      We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement, and to the use of our name under the heading "Legal Opinions" in any prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

      This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

      This opinion is furnished to you in connection with the filing of the Registration Statement.

                                              Sincerely,

                                              /s/ Bass, Berry & Sims PLC
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                                              Bass, Berry & Sims PLC